EXHIBIT 99.2


                TRANSCRIPT OF SMITH & WOLLENSKY RESTAURANT GROUP
                                 (NASDAQ: SWRG)
                                 CONFERENCE CALL
                           SECOND QUARTER 2003 RESULTS
                                 August 5, 2003

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                         Alan Stillman, Chairman and CEO
                      Alan Mandel, Chief Financial Officer
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A. Stillman: In general, I'd say we are pleased, in fact we are even amazed, with the Company's continuing strong sales growth during the quarter, and with the resulting improvements in our bottom line results. As you can imagine, with an increase of more than 11% in comparable sales at 26% in overall sales growth, we certainly feel that we should start to get some operating leverage as we have always said working in our favor.

         And as you can see, that is starting to happen. Two things are holding up at the bottom line and that is that the food costs mainly from an enormous increase in the cost of prime beef has caused us approximately 2 1/2% overall cost of goods factor in the second quarter.

         It has been as high as any time I have seen it in the last eight or nine years but it does seem to have reached a peak. Overall we moved from a five cent loss for the quarter to a two cent profit in the second quarter this year. So we certainly feel that with that swing our results are moving in the right direction.

         It's also continuing, we announced today that the fiscal month of July, which is a 15.8% increase in comparable owned restaurant sales and July is a milestone for us because it's the 13th consecutive month in a row of sales increases, meaning that we actually have lapped a period a year ago when it started to improve and yet we're still generating some amazing incremental increases.

         It may seem strange to say that as we are reporting such large comparable sales gains, we still see a great deal of room for improvement, especially in the New York market where we have three owned restaurants. We certainly do not intend to speak about individual units but this is a very unusual situation and we would like to say to you that the information that I'm going to give you now is based upon the three owned units in New York all together.

         So I can hope to try and shed what we think is some additional light as to what's going on in our Company and maybe in the difference between New York City and the rest of the United States in general.

         Overall, in spite of the amazing sales increases for the whole company, our owned New York restaurants, Park Avenue Cafe, Cite and Manhattan Ocean Club was down 7% for the quarter. So that means obviously that our Smith and Wollensky restaurants outside of New York, all of them, those that were open for more than 15 months, were up 19%.



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         Actually they were up 19.9% and I'm not quite sure I've ever heard of anything like that on a combined basis. Those are amazing numbers and I think it seems that on the high end of our business, in spite of the lack of travel that is going on coming into the New York market, the other markets are definitely picking up in that area.

         The business conditions for us anyway have obviously improved even in New York City because we were down quite a bit more than that in the quarters previous, but it's absolutely clear that business spending and tourism are still far below their potential in this market and hopefully that implies a potential for substantial forever improvement in our operating results in the New York market and hopefully as we continue in our other markets.

         We also can report that in Dallas where we opened our newest Smith & Wollensky on March 17th, we had a very strong quarter from a sales standpoint and the restaurant profitability came into effect immediately in the second quarter. So that I can actually say to you that every single owned unit on an operating basis during the second quarter turned a profit.

         Some much larger than others but it's nice to know that in this economy we are able to say that every single owned unit has been profitable during the second quarter. We're certainly pleased that although we did very little local advertising or marketing in the Dallas community, we had tremendous reception and we hope that it will continue to be received well.

         This sort of says that our perception, that our brand is enjoying an excellent awareness in markets across the country where we have never been and where people have no reason to have heard of us, but obviously the brand is extending itself across the country to places where we have not yet opened.

         We are opening our second Texas restaurant in Houston in the last quarter of the year. Construction has started. Pre-opening work is proceeding ahead and we certainly have no reason that we should think that this would go any different than our other openings have been and we hope that we will be in operation for the start of the year on a full-scale basis.

         The demographics of the local market in Houston are very upscale and very much in sync with the markets in the locations that we have chosen before so this restaurant has some huge potential.

         I'd also like to comment briefly on sales of Smith & Wollensky branded products. This is something we've been doing for about two to three years now and we now are up to three sauces: one, a steak sauce which has been the predominant seller, a barbecue sauce and a sauce au poivre, along with our steaks to go and steak knives.

         Sales have picked up momentum and it's starting to get to the point where we think it may become something that is more than just branding. The bottom line contribution is not there yet but we're now carried in more than 6,000 retail establishments nationwide, including many Shop Rites, Stop 'N Shop, Safeway, in addition to Dean and Deluca and Williams Sonoma.



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         There are many more but it's just to tell you that the brand is continuing to act extremely strong and that there are many other outlets for us than that which we were aware of two and a half years ago. We are in the process of developing additional products, especially salad dressings, for our next area of emphasis and although this is not costing us a great deal of money and it's not making us a great deal of money, our brand recognition is phenomenal and obviously we believe that once you get your brand out there, people will become curious and will come to the restaurant even more.

A. Mandel: Thank you, Alan and thanks to everyone on the call for joining us today. I'm going to run through some of the key drivers behind our financial results for the quarter and then both Alan and I will be happy to take any questions that you might have.

         Our total owned restaurant sales for the quarter were approximately $23.7 million and that is a 26 1/2% increase from a year ago and as Alan pointed out, our comparable units are up 11.7%. Net income for the quarter was $215,000, which is two cents a share, and that compares favorably to the loss that we had in the second quarter last year of $459,000 or five cents a share.

         Some of you might recall that we opened our new restaurant in Columbus, Ohio last year during the second quarter and that had the effect of costing us about $450,000 in pre-opening costs and in the initial period of operations in terms of losses.

         This year we opened a new Dallas restaurant in March and most of the opening costs and initial losses were incurred in the first quarter and the restaurant, as Alan said, turned profitable at the operating level during the second quarter. As Alan pointed out, we did see some favorable operating leverage from our strong sales in the quarter, but it was partially offset by a couple of factors.

         The main one was the higher food costs and our food costs were actually up for the quarter by 318 basis points both on an overall basis and on a comparable unit basis. We think that the extremely tight supply of beef, especially in prime, is the major source of this increase.

         Beef actually represents approximately 49% of all the food that we purchase and while we continue to look for opportunities to lock prices in for our beef as we have done from time to time in the past, currently it's not possible for us to do that on a basis that would be favorable for the Company.

         For the quarter just ended, the second quarter, the impact of 318 basis points on our P&L is approximately $410,000. I'll discuss the six months results a bit more shortly; however you should know that on a comparable unit basis food costs were up for the six months ended by 290 basis points and that accounts for a $770,000 increase in food costs for the comparable units compared to the first six months of 2003.

         We did see a substantial improvement in our payroll this quarter. Raw payroll, that's what we call the grouping of salaries and wages for our hourly paid employees in comparable owned restaurants improved by 157 basis points as our managers did an effective job of control. Another way of looking at it is that for the additional sales that our comparable units did on a weekly basis, which was just under $165,000 a week, we spent less than $11,000 per week in raw labor.



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         Our operating expenses in comparable owned restaurants were higher than the second quarter of 2002 by 97 basis points. The increased cost ratios were concentrated in two areas: our insurance costs were up by 65 basis points, and as we previously reported to you, we've experienced major rate increases in both property and liability coverage.

         The second area of operating expenses that plagued us during the second quarter is operating supplies. The Company made a conscious decision to upgrade serviceware items including china, flatware, glass and other items, and the impact for the quarter in our comparable owned restaurants was a 56 basis point increase.

         In our occupancy costs for the quarter we saw a major decrease. We were down by 319 basis points overall and 308 basis points on comparable units. We've discussed this somewhat on previous conference calls but just to remind everyone, we've now completed the amendment to the lease on our Las Vegas location and while we were in the course of negotiations of the amendments of the lease, rent was reduced in March and April from the previous level.

         And then as soon as we completed it and the amendment became effective in March -- in May 2003, the lease is now being treated as a capital lease. The result is a decrease in our rent for Las Vegas of approximately $340,000 in the second quarter and approximately $400,000 for the six months ended June 30th, when you compare to the same time periods in 2002.

         However there is some offset in that our interest expense attributable to the capital lease is approximately $130,000 for the quarter and for the six months ended June 30th because the interest charges actually began in May. Looking at our marketing and promotional expenses, these improved by 51 basis points overall and 10 basis points on our comparable units.

         And this reflects a little further on the leverage that we're getting from the additional sales. On the other hand, depreciation and amortization this quarter, the second quarter, increased by approximately $125,000 and that reflects the addition of Columbus in June last year and Dallas in March of this year.

         Also I think of note in this quarter is that our management fee income is less than the second quarter of last year by about $140,000. This relates principally to what Alan was talking about earlier in the call and that is the slow pace of the economic recovery in New York City compared to the rest of the country and this is where our management fees are concentrated, and it also relates to the operation of the ONE c.p.s. restaurant in the Plaza Hotel.

         Total operating income now from all of our owned restaurant operations was about $2.8 million and that's an increase from last year's second quarter of $1,050,000 or approximately $1,050,000 or 62%.

         For the quarter, our net interest -- our net interest expense increased by a total of $241,000. That reflects not only the Las Vegas capital leases I mentioned but it also reflects debt that we incurred late last year for the opening of the Dallas restaurant, and obviously both of those things were not in place during the comparable periods last year.



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         Overall, we had positive swing of just under $700,000 in our pre-tax income and $675,000 in our net income for the quarter. For the first six months of 2003, looking at that period briefly, our total owned restaurant sales were $46.7 million. That's a 22% increase in the first half of 2002. Comparable owned unit sales were up by 10.9% from a year ago for the first six months. Net income for the first half was $273,000 or three cents a share and this is compared to $251,000 or three cents a share also for the year ago period.

         We incurred pre-opening costs and initial operating losses on the Dallas restaurant in this year's first half and similar expenses and losses on the Columbus unit a year ago. Briefly some balance sheet highlights as of June 30th, our stockholders equity section is $54.7 million and this is a book value per share of $5.85.

         If you focus on our long-term debt and capital lease obligations they now total $16.9 million and that includes the addition of $9.9 million for the capital lease treatment of our Las Vegas restaurant.

         That just summarizes the numbers I wanted you to be aware of and we'd be glad to open it up for questions. Both Alan and I will try to answer any questions you might have.

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Question: It looks like G and A was relatively flat year over year.  Can you explain why, please?

A. Mandel: Well there were a couple of factors, Justin. One is that we've actually had a couple of folks leave the G and A structure, Mike Burn and David Burke. We had some payments that continued on into the first six months for both of those folks but there hasn't been a lot of growth except for insurance costs primarily from D and O, and some T and E is obviously associated with the opening.

         If you look at it on a percentage of reportable sales basis, though, we've improved from last year's first six months where we were 12 1/2% of sales to this year's first six months where we're 10.9% of sales.

         So we're making progress. We're getting the benefits of the leverage and controlling costs to the best of our ability.

Question: Beef prices, you indicated that maybe you're starting to see, you know, a flattening of beef prices at this point?

A. Stillman: At best a flattening. It certainly has not turned down. It continues to be at quite high rates.

Question: And you at this point still unsure about, you know, the ability to hedge in the future?

A. Stillman: Well, you don't want to hedge at this level. Because it's too high. We have the ability to hedge out in the future but with our suppliers we're waiting until this flattens out. And most of it is -- pertains to the Canadian situation, because of the fact that there is a blockage of Canadian goods coming in that means that the whole amount of beef in the United States has been tightened and therefore the prime supply, which is only 3% of that, has obviously tightened along with it.



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         But now is the wrong time to try and lock in.

Question:. One last thing, it looks like Dallas is performing extremely well and Houston's on track. Is there any indication on what development might look like in 2004?

A. Stillman: I would say at this point we're doing the same thing we've done over the last two and a half years is that we are picking our spots, picking our locations and looking to make sure that we don't make errors. We've done extremely well in what most people on the high end of the hotel and restaurant business have looked at as the worst three years in the last 50 and we're continuing to do that.

         We will attempt to open up one to two new units next year, not three or four, and the only -- although we have 20 balls up in the air, the only one that is a possibility to open -- I shouldn't even say that we have anything that is signed because we don't.


Question: Do you have a sense of how much the capital investment will be for the Houston unit?

A. Mandel: It's not quite finalized but it will be in the vicinity of four to four and a half million dollars of our cost after tenant allowance and before rent abatements that we get over the first two years. The budget is not quite final in a couple of areas.

Question: Going forward should we just model out the same tax levels for the next two quarters?

A. Mandel: For the next two quarters, yes, because we have a major NOL and we will be paying primarily those taxes that are state-based and relate to the capital which you have within the state or the inventory or the assets, et cetera. Even into a part of next year the NOL will be effective and beyond that we'd have to look at what the forecasts are and how we actually finish operations before I can tell you exactly.

         But for the rest of this year, continue to use the same rate.

A. Stillman: Well, I thank you very much for joining us this afternoon. We look forward to having a great third quarter here in comparison to last year. We're moving in that direction as you can tell from July, and if the economy continues to improve we think that we will be affected in the same way we have been in the first six months.

         We thank you very much for joining us and we hope that you enjoy eating our steaks and drinking our wine.